UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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the Securities Exchange Act of 1934
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8x8, Inc.
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Proposal No. 3 - Approval of Amendments to 8x8’s Amended and Restated 2012 Equity Incentive Plan
Dear 8x8 Stockholder,
At this year’s annual meeting scheduled to be held on Thursday, August 1, 2019, among other proposals, the stockholders of 8x8 are being asked to vote on proposal no. 3 to approve an amendment to the Company’s Amended and Restated 2012 Equity Incentive Plan for a 12 million increase in shares available for future grant (our “Equity Plan Amendment” proposal). I am writing to you as the Chair of the Compensation Committee of the Board of Directors of 8x8, Inc. to provide you added information in connection with our ask that you vote FOR this proposed amendment. To continue our path of success in growing revenue and stockholder value, the Company needs to be able to attract and retain talent across the company. This will enable 8x8 to capitalize on a tremendous market opportunity and its position in cloud communications as the only fully-owned, cloud technology platform with unified communications (UCaaS), contact center solutions (CCaaS), video collaboration (VCaaS) and comprehensive API platform (CPaaS) solutions to global businesses.
As of the record date, we have less than 9.5 million shares remaining available for issuance under our current stock incentive plan. This number represents roughly one year’s worth of shares available for issuance which provides limited availability and flexibility in a dynamic market and recruiting environment. Our Board of Directors believes that equity grants are a vital and important aspect of employee compensation and that the proposed increase of 12 million shares available for issuance under the plan is important to our continued success in attracting, motivating and retaining qualified employees with appropriate experience and our ability to continue to drive our growth, and increase the alignment of our employees’ interests with our stockholders.
Our overhang modestly exceeds our peer GICS comparison group at 35.55% vs. 32.40%. Importantly, the overhang does not take into account the fact that our employee headcount has increased by an average of 20% over each of the past two fiscal years and is expected to increase at the same rate in the next fiscal year, as we continue to drive increases in the Company’s revenue growth and pursuing the tremendous global opportunity across four communications markets.
Additionally, the overhang metric does not recognize the fact that our equity program is designed to be broad-based across our global employee base. This is reflected in the fact that the percentage of our total grants that went to our CEO and NEOs last fiscal year were less than half the peer average (4.21% vs. 11.95% for our CEO and 10.40% vs. 26.82% for our NEOs per Glass Lewis; similarly 6.17% vs. 11.5% for our CEO and 13.52% vs. 25.2% for our NEOs according to ISS).
As we focus on the near-term opportunities in the cloud communications market, the strategic use of a broad-based equity program has been an important recruiting and retention tool for talent as we continue the rapid growth in our employee base in the coming fiscal year. Of our issued awards, 90% of stock is issued as broad-based compensation to our employees and 10% is issued to our executives.
The Board of Directors strongly urges you to vote FOR the proposed amendment to the equity plan based on the following considerations:
1. The company is pursuing a $60+ billion total addressable market in cloud unified communications, contact center, communications platform and video. With our recent acquisition of Wavecell Pte. Ltd., 8x8 becomes the only company in the market today with a complete cloud-based voice, video, communications platform and contact center technology stack all owned by a single vendor.
2. In recent years we have consistently grown our workforce at an average rate of 20% year-over-year, closing fiscal year 2019 with just under 1,500 employees. This significant growth in our employee base caused a corresponding increase in our use of equity. For the full fiscal year 2020, we expect to grow our employee base at a similar pace as we continue to attract and retain industry talent. While we are currently in a growth stage, this has a corresponding effect on our stock utilization over the short term. However, we fully anticipate that our stock usage will normalize at the end of the next two years resulting in a decrease in the number of shares being issued on a relative basis.

3. It is essential that we continue the use of equity compensation to help us achieve our objectives, to capitalize on the near-term strategic opportunities in the cloud communications industry by developing new services to expand our product as well as geographic markets.

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We are seeking approximately two year’s worth of shares for use as part of our global, broad-based equity program. This number is based on historical and projected usage levels, factoring potential stock price movement as well as future hiring needs.

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In addition to the proposed increase in the number of shares reserved for issuance under the 2012 Plan, we also are seeking shareholder approval of amendments that eliminate the "fungible ratio" of the plan, under which full-value awards, such as RSUs and performance share awards, are charged against the plan limit on a 1.7-for-one basis.

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Due to the fact that we have transitioned to using primarily restricted stock units for employees and away from the use of stock options, the reasons for which we originally adopted the fungible ratio is no longer applicable since we primarily grant full-value awards. Furthermore, the application of the “fungible ratio” in its current form would mean that the 9.5 million shares available under our current stock incentive plan means we would only have the equivalent of approximately 5.6 million shares for future grants. As such, if our amendment is approved, all shares going forward will be deducted from our share reserve on a 1-for-1 basis.

4. Use of equity helps us minimize the increase in fixed costs as we focus on making investments in key areas on our path to sustained profitability. As we build upon our growth strategy, and recognizing that talent represents the largest portion of our operating costs, we continue to strategically balance cash and stock investments as it relates to acquiring and retaining talent. We believe that this strategy and approach we adopted has allowed us to manage our investments to best support our growth as we capitalize on the strategic opportunity in front of us in the cloud communications market.
5. ISS and Glass Lewis have again recommended approval of our executive compensation this year, and our stock incentive plan is a critical component of our compensation structure.

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The Compensation Committee has historically effectively utilized the stock incentive plan to align our executive’s pay with the company’s performance and needs the ability to continue to do so. We believe our shareholders have recognized this strong alignment because our shareholders have always approved the advisory executive compensation proposals by a significant majority.

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As reflected below, our TSR has grown close to 200% over the past five years and CEO pay has had a strong alignment to this corresponding increase in shareholder value. Also during this period, our total revenue has grown by a compound annual growth rate, or CAGR, of 21%.

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8x8 continues to be strongly committed to pay for performance with respect to executive equity grants. Unlike many of our peers, 8x8 uses performance-based shares for roughly 50% of the total equity value delivered to NEOs and 60% for the CEO. The significant use of performance-based equity has been a standard part of our executive compensation program for over two years.

CEO Pay and 5-Year Total Shareholder Return (TSR)
CEO Pay in Thousands $
$10,000
$9,000
$8,000
$7,000
$6,000
$5,000
$4,000
$3,000
$2,000
$1,000
$0
Total Shareholder Return %
200%
180%
160%
140%
120%
100%
80%
60%
40%
20%
0%
Fiscal Year End 2015
Fiscal Year End 2016
Fiscal Year End 2017
Fiscal Year End 2018
Fiscal Year End 2019
TSR Growth
CEO Total Pay

6. We actively monitor the impacts our share granting practices have on dilution and burn rate. We balance our long-term interests and the need to both acquire and retain talent, as well as competitively position ourselves to be a disruptive force in the unified cloud communications space. We recognize the short-term impact our share granting practice has on both shareholder dilution and burn rate relative to our peers.

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We regularly monitor dilutive impacts with the management team and moderate stock utilization as a means to prevent excessive dilution. We analyze both our executive and broad-based equity usage relative to our peers and the broader industry benchmarks, such as the ISS industry benchmark.

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Our historic burn rate is aligned with competitive market standards, including the ISS benchmark. Specifically, as presented in our proxy, our 3-year average adjusted burn rate calculated based on ISS methodology is 8.7% which is below the published ISS burn rate benchmark of 9.35% for software industry generally.[1]

●	However, measuring our burn rate on a straight forward basis, our 3-year average burn rate is 4.65%.
7. We are committed to continuing to promote Good Corporate Governance Practices. This is demonstrated through:

●	Reinforcing pay for performance through a majority of NEO pay being delivered through performance-based equity, where value of equity pay is only realized if meaningful performance is achieved
●	No evergreen renewal feature unlike many of our market peers
●	We have a minimum 12-month vesting provision, 95% of the entire share pool can only be granted with awards that vest no sooner than 12-months from the date of grant.
●	Maintaining a clawback provision
●	Putting limitations on Awards to Non-Employee Directors
●	Not allowing gross-ups or repricing
For the reasons set forth above, we urge you to vote “FOR” our Equity Plan Amendment proposal (Item 3).
If you have any questions or require assistance in voting your shares or changing your vote, please contact our proxy solicitor, Georgeson, LLC at 1-866-203-9401.
We appreciate your time and consideration on these matters and ask for your support of the Board of Directors’ recommendation.

Respectfully,

Eric Salzman
Chair, Compensation Committee
8x8, Inc.

1 See ISS's U.S. Equity Compensation Plans: Frequently Asked Questions, as updated December 19, 2018.